                                                                Exhibit (d)(134)

                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                             SUB-ADVISORY AGREEMENT

                         INTECH RISK-MANAGED STOCK FUND

      THIS AMENDMENT is made this 27th day of February, 2009, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and INTECH INVESMENT MANAGEMENT, LLC (formerly known as ENHANCED INVESTMENT TECHNOLOGIES, LLC), a Delaware limited liability company ("INTECH").

                                   WITNESSETH

      WHEREAS, Janus and INTECH are parties to a Sub-Advisory Agreement on behalf of INTECH Risk-Managed Stock Fund (the "Fund"), a series of Janus Investment Fund (the "Trust"), dated July 1, 2004, and amended January 1, 2006, February 28, 2006, January 1, 2008 and December 9, 2008 (the "Agreement");

      WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

      WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, INTECH or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

      WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement;

      WHEREAS, the name of INTECH Risk-Managed Stock Fund has been changed to INTECH Risk-Managed Core Fund.

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

      1. All references to INTECH Risk-Managed Stock Fund are deleted and replaced with INTECH Risk-Managed Core Fund.

      2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the

Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

      3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC

                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                        Name:  Stephanie Grauerholz-Lofton
                                        Title: Vice President

                                        INTECH INVESTMENT MANAGEMENT, LLC

                                        By: /s/ Justin Wright
                                            ------------------------------------
                                        Name: Justin Wright
                                        Title: VP and General Counsel

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